                        FIRST AMENDMENT TO
                      COAL SUPPLY AGREEMENT
                             BETWEEN
              THE CINCINNATI GAS & ELECTRIC COMPANY
                               AND
                      ADDINGTON MINING, INC.

        This First Amendment is entered into as of the 30th day of June 1994, by and between The Cincinnati Gas & Electric Company, an Ohio corporation ("Buyer") and Addington Mining, Inc., a Kentucky corporation ("Producer").

WHEREAS, Buyer and Producer entered into a Coal Supply Agreement as of November 15, 1993 (the "Agreement"); and

WHEREAS, Buyer and Producer now desire to amend the Agreement by this First Amendment, which shall modify and become part of the Agreement;

Now, Therefore, in consideration of the mutual promises in this First Amendment and other good and valuable consideration, the Agreement is amended as follows:

     1. Section 9.1 - Adjustment for Calorific Value is amended by deleting Section 9.1 in its entirety and replacing it with the following:

          Section 9.1 - Adjustment for Calorific Value
          It is recognized that the weighted-average calorific value of coal unloaded during any calendar month might vary from 12,200 BTUs per pound. If the variation of said weighted-average calorific value does not exceed plus or minus 200 BTUs per pound "as received", there will be no calorific adjustment to the Base Price. However, should the calorific value vary more than plus or minus 200 BTUs per pound from 12,200, the price for coal unloaded during that month shall be determined as follows:

             (1) in the event the BTUs per pound are less than 12,000, the price per ton for that month shall be the product of the following formula:

                    [((BP + TC) x (   AVC   )) - TC] + FRF + FBLT
          MP= .95 x [12,200 BTU                    ]

             (ii) in the event the BTUs per pound are more than 12,400, the price per ton for that month shall be the product of the following formula:

               [   AVC    x (BP+TC) ]
          MP = [12,200 BTU          ] - TC + FRF + FBLT

     MP: Per ton price of coal for the month after recalculation under this Section 9.1
     BP:  Base Price less FRF and FBLT
     FRF: Federal Reclamation Fee. Current FRF is $0.340 per ton
          ($0.350 per ton less 3% deduction for excess moisture). The 3% deduction for excess moisture shall remain fixed for so long as Revenue Ruling 86-96 remains effective.
    FBLT: Federal Black Lung Tax.  Current FBLT is $0.534 per ton
          ($0.550 per ton less 3% deduction for excess moisture). The 3% deduction for excess moisture shall remain fixed for so long as Revenue Ruling 8696 remains effective.
          The Federal Reclamation Fee and Federal Black Lung Tax are included in the Base Price and are subject to change as provided in Section 9.4(b) of this Agreement.
     TC: The per ton cost of all transportation for such coal from F.O.B. shipping point to the Station, including all taxes and charges in connection therewith.
     AVC: The weighted-average calorific value per pound for the month. The remedies set forth in this Section 9.1 are in addition to any other remedies of law, equity, or as set forth in this Agreement.

     2. All terms and conditions of the Agreement that are not expressly amended by this First Amendment shall remain in full effect.

In Witness Whereof, the Parties have caused this First Amendment to be executed by their duly authorized officers to be effective as of the date first written above.

                              THE CINCINNATI GAS & ELECTRIC
                              COMPANY

                                                        WTM

Witness: Laura Moreland        By:  /s/ Stephen G. Salay
                                   Stephen G. Salay
                                   Vice-President
                                   Electric Production & Fuel
                                   Supply


                              ADDINGTON MINING, INC.



Witness: Crystal Johnson      By:   /s/ Douglas D. Moore
                                   Douglas D. Moore, President




















                      COAL SUPPLY AGREEMENT

                             BETWEEN

              THE CINCINNATI GAS & ELECTRIC COMPANY

                               AND

                      ADDINGTON MINING, INC.

















































                      ADDINGTON MINING, INC.
              THE CINCINNATI GAS & ELECTRIC COMPANY
                      COAL SUPPLY AGREEMENT

Article/Section                                                Page

ARTICLE I. . . . . . . . . . . . . . . . . . . . . . . . . . .  1

     Section 1.1 - Source of Reserves. . . . . . . . . . . . .  1

ARTICLE II . . . . . . . . . . . . . . . . . . . . . . . . . .  2

     Section 2.1 - Term of Agreement . . . . . . . . . . . . .  2

ARTICLE III. . . . . . . . . . . . . . . . . . . . . . . . . .  2

     Section 3.1 - Quantity. . . . . . . . . . . . . . . . . .  2
     Section 3.2 - Tonnage Schedule. . . . . . . . . . . . . .  2
     Section 3.3 - Specific Performance. . . . . . . . . . . .  3
     Section 3.4 - Spot Coal Option. . . . . . . . . . . . . .  4

ARTICLE IV - Delivery. . . . . . . . . . . . . . . . . . . . .  6

     Section 4.1 - Title . . . . . . . . . . . . . . . . . . .  6
     Section 4.2 - Shipment. . . . . . . . . . . . . . . . . .  7

ARTICLE V - Weighing . . . . . . . . . . . . . . . . . . . . .  7

     Section 5.1 - Belt Scales . . . . . . . . . . . . . . . .  7
     Section 5.2 - Calibration . . . . . . . . . . . . . . . .  7
     Section 5.3 - Inaccuracy. . . . . . . . . . . . . . . . .  7
     Section 5.4 - Adjustment. . . . . . . . . . . . . . . . .  8

ARTICLE VI - Specifications. . . . . . . . . . . . . . . . . .  8

     Section 6.1 - Size. . . . . . . . . . . . . . . . . . . .  8
     Section 6.2 - Analysis. . . . . . . . . . . . . . . . . .  8
     Section 6.3 - Suspension of Delivery. . . . . . . . . . . 10

ARTICLE VII. . . . . . . . . . . . . . . . . . . . . . . . . . 12

     Section 7.1 - Terms of Payment. . . . . . . . . . . . . . 12

ARTICLE VIII . . . . . . . . . . . . . . . . . . . . . . . . . 12

     Section 8.1 - Base Price. . . . . . . . . . . . . . . . . 12

ARTICLE IX - Adjustments to Base Price . . . . . . . . . . . . 13

     Section 9.1 - Adjustment for Calorific Value. . . . . . . 13
     Section 9.2 - Adjustment for Sulfur Content . . . . . . . 14
     Section 9.3 - Adjustment for Ash Content. . . . . . . . . 15
     Section 9.4 - Adjustment to Base Price. . . . . . . . . . 16
     Section 9.5 - Purchased Coal Price Adjustment . . . . . . 19
     Section 9.6 - Examination of Records. . . . . . . . . . . 22

ARTICLE X. . . . . . . . . . . . . . . . . . . . . . . . . . . 22

     Section 10.1 - Sampling and Analysis. . . . . . . . . . . 22

ARTICLE XI . . . . . . . . . . . . . . . . . . . . . . . . . . 23

     Section 11.1 - Representations and Warranties . . . . . . 23

ARTICLE XII - General Provisions . . . . . . . . . . . . . . . 24

     Section 12.1 - Force Majeure - Notice . . . . . . . . . . 24
     Section 12.2 - Force Majeure-Definition and Deficiencies. 24
     Section 12.3 - Force Majeure Option . . . . . . . . . . . 25
     Section 12.4 - Waivers and Remedies . . . . . . . . . . . 26
     Section 12.5 - Governing Law. . . . . . . . . . . . . . . 26
     Section 12.6 - Notices. . . . . . . . . . . . . . . . . . 27
     Section 12.7 - Equal Opportunity Clause . . . . . . . . . 27
     Section 12.8 - Disabled Veterans and Handicapped
                    Workers. . . . . . . . . . . . . . . . . . 29
     Section 12.9 - Assignments. . . . . . . . . . . . . . . . 30
     Section 12.10 - Confidentiality . . . . . . . . . . . . . 30
     Section 12.11 - Entire Agreement. . . . . . . . . . . . . 30


                      ADDINGTON MINING, INC.
              THE CINCINNATI GAS & ELECTRIC COMPANY
                      COAL SUPPLY AGREEMENT

     This Agreement made and entered into as of the 15th day of November, 1993, by and between The Cincinnati Gas 8, Electric
Company, an Ohio Corporation ("Buyer"), and Addington Mining, Inc., a Kentucky Corporation ("Producer").

                           WITNESSETH:

     Producer hereby agrees to sell and deliver, and Buyer hereby agrees to purchase, receive and pay for, coal in the quantity, at the price and under the terms and conditions hereinafter set forth for use by Buyer at its Stations (the "Station") to wit:

                            ARTICLE I

Section 1.1 - Source of Reserves

     The coal to be sold and purchased under this Agreement shall be produced, processed, and shipped from the coal reserves as identified on Appendix 1, which is attached to and made a part of this Agreement (hereafter referred to as "Producer's Operations"). Additional reserves may be added to Appendix I upon approval by Buyer, and such approval shall not be unreasonably withheld, subject to a test burn satisfactory to Buyer.

                            ARTICLE II

Section 2.1 - Term of Agreement

     Subject to Buyer's options set forth below in this Section 2.1, this Agreement shall remain in effect until such time as 5,400,000 tons of coal sold and purchased under this Agreement have been delivered or until cancellation pursuant to any other provision of this Agreement, whichever occurs first. The delivery of coal under this Agreement shall commence on or about January 1, 1994. A ton shall be considered to be two thousand (2,000) pounds avoirdupois.

     Buyer, at its sole option, may extend this Agreement, under the same terms and conditions of this Agreement, up to three separate consecutive option periods of 1,800,000 tons in each option period, for up to a total of 5,400,000 additional tons in the option periods. Buyer shall give Producer notice of its intent to exercise each option when approximately 225,000 tons remain to be shipped under the then current term of this Agreement.

                           ARTICLE III
Section 3.1 - Quantity

     The quantity of coal to be sold and purchased under this Agreement during each calendar month shall be between 63,750 tons and 86,250 tons subject to the provisions of this Agreement.

Section 3.2 - Tonnage Schedule

     By the fifteenth of each calendar month, Buyer shall notify Producer of the tonnage to be delivered in the next succeeding month. It is agreed that the tonnage flexibility option under
Section 3.1 of this Agreement, may reduce or increase the quantities to be purchased and sold during a calendar year to as low as 765,000 tons, subject to Force Majeure and/or Buyer's exercise of any of its remedies, or as high as 1,035,000 tons. By November 1 of each year, Buyer shall provide Producer with a schedule of the estimated quantities of coal which Buyer anticipates will be loaded under this Agreement during each calendar month of the ensuing year.

Section 3.3 - Specific Performance

     If, during the term of this Agreement, Producer, except for reasons of Force Majeure, fails to deliver any part of the monthly tonnage of the quality specified in this Agreement or delivery of tonnage is suspended under the provisions of Section 6.3 of this Agreement (such tonnage is hereafter referred to as the "Deficiency"), Buyer, at its option and with notice to Producer, may elect for all or any part of such Deficiency, any of the following options, including any combination thereof (i) to purchase from other sources that quantity of comparable quality coal or portions thereof, which Producer failed to deliver or would have been required to deliver under this Agreement if not under the suspension provisions of Section 6.3 of this Agreement, and any difference between the price paid by Buyer on a delivered cents per million BTU basis for such coal purchased from such other sources and the Base Price plus transportation cost, in delivered cents per million BTU for coal under this Agreement in effect at the time of such Deficiency, shall be paid by Producer to Buyer, and the total tonnage to be sold and purchased under Section 2.1 of this Agreement shall be reduced by the amount of such tonnage purchased, and in such event Producer shall have no right to supply such tonnage; (ii) to accept subsequent deliveries of coal from Producer in the amount necessary to cure the Deficiency, or any portion thereof; (iii) to reduce the total tonnage to be sold and purchased under Section 2.1 of this Agreement by the amount of such Deficiency, or any portion thereof, and in such event Producer shall have no right to supply such tonnage. If (ii) is elected, Producer shall have the right to designate the dates, subject to Buyer's approval, when such deliveries shall be made, and the Base Price for the coal so delivered shall be the Base Price in effect at the time of the Deficiency. If Buyer does not grant approval and designates delivery dates subsequent to the dates designated by Producer, including a date following the delivery and acceptance of all other tonnage under this Agreement, the Base Price for the coal shall be the Base Price in effect at the time the deliveries actually occur.

     Further, notwithstanding anything set forth in this Agreement, if, at any time during the term of this Agreement, Producer, except for reasons of Force Majeure, fails to deliver the monthly tonnage which Buyer notifies Producer to deliver in accordance with Section
3.2 of this Agreement, for three consecutive months or four months in any twelve consecutive month period, Buyer may elect, by giving written notice to Producer, to cancel this Agreement. This Section
3.3 grants rights in addition to other rights which Buyer may have and therefore, is not to be construed as a limitation upon Buyer exercising any other rights to which ft may be entitled.

Section 3.4 - Spot Coal Option

     Producer shall have, during the term of this Agreement, the option to supply up to 15% of Buyer's spot coal requirements for the Station of comparable quality coal meeting the specifications set forth in Section 6.2 of this Agreement, if Producer shall meet the weighted-average evaluated delivered price in cents per million BTUs of the second and third lowest quotations acceptable to the Buyer from other coal suppliers for each spot coal purchasing solicitation, or in the event of only two quotations acceptable to Buyer, the weighted-average of the two quotations or, in the event only one quotation is acceptable to Buyer, that quotation.

     The evaluated costs, taking into account the corresponding qualities of coal, shall be determined by Buyer's coal evaluation model. The quality values used to determine the busbar costs of Producer's coal shall be the specifications of Section 6.2(a) of this Agreement.

     Buyer shall notify Producer on or before the twentieth (20th) day of each month preceding a spot coal purchasing period of the price which Producer must meet for the option. Producer shall, within 48 hours of such notification, inform Buyer of Producer's decision on the option. The notifications by Buyer and Producer above referenced shall be made in writing. The amount of coal supplied by Producer to Buyer pursuant to such option shall in no way reduce the responsibility of Producer to supply and the Buyer to accept the tonnage as specified in Sections 2.1, 3.1 and 3.2 of this Agreement. Producer shall have the right to review the applicable quotations.

     Coal purchased by Producer and delivered to Buyer under this
Section 3.4 will not be considered as Purchased Coal under Section
9.5 of this Agreement provided Producer notifies Buyer when accepting the option as to the quantity of coal to be purchased and the vendor from whom Producer is purchasing such coal.

     Spot coal purchases shall be construed as any formal purchase solicitation from the open market for a purchase duration of less than twelve months.


                            ARTICLE IV

                             Delivery

Section 4.1 - Title

     Coal sold and purchased under this Agreement shall be loaded by Producer into barges and title to and risk of loss thereof shall pass to Buyer upon release of barges to the Buyer's barging contractor at milepost 7.3 on the Big Sandy River, or other shipping points set forth in Appendix 11, provided that the delivered cost in cents per million BTU of the coal loaded at the other shipping points shall be no greater than coal shipped F.O.B. barge milepost 7.3 on the Big Sandy River.

     Barge savings that result from the utilization of loading facilities by Producer other than at milepost 7.3 on the Big Sandy River, whereby the transportation cost is reduced, shall accrue to Producer. If the use by Producer of barge loading facilities other than at milepost 7.3 on the Big Sandy River results in additional barge transportation costs (as compared to M.P. 7.3 on the Big Sandy River), these additional costs shall be borne by Producer. Other shipping points may be added to Appendix 11 only upon written approval by Buyer.

Section 4.2 - Shipment

     The scheduled tonnage shall be delivered to Buyer in approximately equal weekly quantities during each month and Buyer shall arrange for placement of empty barges in sufficient number and at scheduled times for loading by Producer.

                            ARTICLE V

                             Weighing

Section 5.1 - Belt Scales

     Coal sold and purchased under this Agreement shall be weighed by Buyer using belt scales installed at the Station, and the weights so obtained shall govern all settlements under this Agreement. If Buyer fails to obtain a weight for any barge or if Buyer's scales are unavailable for any period, then barge weights shall be determined on Producer's scales at the shipping point or, at Buyer's option and expense, by a mutually agreed-upon independent barge gauging company.

Section 5.2 - Calibration

     Buyer shall conduct a test periodically to determine scale accuracy in accordance with National Institute of Standards and Technology Handbook 44 requirements for belt scales.

     Producer shall have the right at all reasonable time to observe the weighing of coal at the Station and to observe the calibration procedures of the belt scales for the purpose of verifying the accuracy and repeatability of Buyer's scales.

Section 5.3 - Inaccuracy

     In the event that calibration of any of Buyer's belt scales, as provided by Section 5.2 of this Agreement, shows any such scale to be inaccurate, the inaccuracy shall be presumed to have existed for one half the number of days between the date on which such scale was last calibrated and the date of such calibration.

Section 5.4 - Adjustment

     Any amount due from Buyer to Producer or from Producer tc, Buyer as a result of any belt scale calibration shall be paid by issuance of a credit or debit memorandum, as the case may require, to be applied against the invoice(s) covering the next succeeding deliveries of coal under this Agreement.

                            ARTICLE VI

                          Specifications

Section 6.1 - Size

     Coal sold and purchased under this Agreement shall be high-volatile, fully washed, partially washed, or run-of-mine, bituminous coal. Each shipment shall consist of coal crushed to a top size not larger than two (2) inches, shall average no more than 35% - %" x 0 fines, shall have no intermediate sizes removed or added and shall be clean, free of extraneous material, and free flowing upon unloading by Buyer.

Section 6.2 - Analysis

     (a) Coal sold and purchased under this Agreement shall conform to the following analysis on a monthly weighted-average "as received" basis (except for Ash, which shall be on a "Dry" basis):

     Heating Value (BTU/lb.)                 12,200 minimum
     Ash (%) (Dry)                           13.00 maximum
     Sulfur (lbs. of SO2/mmBTU)              1.60 maximum
                                             (effective 1/1/2000
                                             1.20 maximum)

     Moisture (%)                            8.00 maximum

     Volatile (%)                            30.00 minimum

     Ash Fusion Temperature                  2450 minimum
     (H=W 1/2F Reducing atm.)

     Hardgrove Grindability Index            45 minimum

     Chlorine (%)                            0.12 maximum

     (b) Buyer shall have the right to reject individual barges of coal which, when sampled and analyzed in accordance with procedures in this Agreement, fail to conform to any of the following specifications on an "as received" basis (except for Ash, which shall be on a "Dry" basis):

     Heating Value (BTU/lb.)                 11,700 minimum
     Ash (%)(Dry)                            15.0 maximum
     Sulfur (lbs. of SO2/mmBTU)              2.61 maximum
                                             (effective 1/1/2000
                                             1.20 maximum)

     Moisture (%)                            11.0 maximum

     Volatile (%)                            26.0 minimum

     Ash Fusion Temperature
     (H=W 1/2F Reducing atm.)                  2000 minimum

     Hardgrove Grindability Index            40 minimum

     Size (% -" x 0")                        45 maximum

     Chlorine (%)                            0.15 maximum

     Producer, at its expense, shall remove such rejected barges of coal from the Station within seven (7) days after receiving notice of said rejection from Buyer. Notwithstanding the foregoing, it is understood and agreed that any barge of coal which fails to conform to the heating value and/or moisture specifications of this Section 6.2(b) as a result of an increase in moisture content occurring when Buyer has failed to unload and sample the coal within thirty
(30) days following release of the barge of coal to Buyer's barging contractor, and/or has experienced excessive rainfall upon receipt, and Producer has shown that such moisture content increase has caused the failure of the coal to meet such specifications, such barge of coal shall not be rejected by Buyer.

Section 6.3 - Suspension of Delivery

     (a) If the coal shipped under this Agreement fails to conform to the specifications of Section 6.2(a) of this Agreement, for two consecutive months or for any three months in any consecutive twelve month period, or any five barges of coal fail to conform to the specifications of Section 6.2(b) of this Agreement, in any consecutive three month period, then Buyer shall have the right, at its option, and in addition to other remedies of law, equity, or as set forth in this Agreement, after giving written notice to Producer, to suspend deliveries under this Agreement until Producer has established to Buyer's satisfaction that the coal thereafter delivered will conform to the specifications of Section 6.2 of this Agreement. If, within ninety (90) days from the date of such written notice, Producer has not established to Buyer's satisfaction that the Producer can consistently furnish coal conforming to the specifications of Section 6.2 of this Agreement, Buyer may elect to cancel this Agreement. In addition, if at any time during the term of this Agreement, the coal shipped under this Agreement fails to conform to the specifications of Section 6.2(a) of this Agreement, for three consecutive months or for any four months in a consecutive twelve month period, or any twelve barges of coal fail to conform to the specifications of Section 6.2(b) of this Agreement, in any consecutive twelve month period, Buyer may elect, by giving written notice to Producer, to cancel this Agreement. (b) in the event that the characteristics of the coal furnished by Producer, whether or not such coal conforms to the specifications set forth in this Agreement, are found by Buyer at any time, to be such that the coal adversely affects the operation of the boilers or associated equipment at the Station, Buyer may notify Producer in writing of this fact and of the specific adverse effect of the coal, and the Producer shall have sixty (60) days from such notification to correct the characteristics of the coal. Buyer may suspend shipments of coal during this sixty (60) day period. During the sixty (60) day period for correction of the characteristics of the coal, Producer shall make its best efforts to correct the characteristics which make the coal unsuitable. If, however, the characteristics of the coal are not corrected, Buyer may cancel this Agreement upon expiration of the sixty (60) days whether or not Producer has exercised its best efforts. If Buyer decides to cancel this Agreement pursuant to this Section 6.3(b) and Producer has made its best efforts to correct the characteristics which make the coal unsuitable and the coal furnished by Producer otherwise conforms to all specifications set forth in this Agreement and Producer has fully complied with all the terms and conditions of this Agreement, then Buyer will pay to Producer two ($2.00) dollars per ton for the remaining tons that Buyer is obligated to purchase for the initial term of this Agreement or for an option period that Buyer has actually exercised, but no monies shall be paid by Buyer for option periods not yet exercised by Buyer.

                           ARTICLE VII

Section 7.1 - Terms of Payment

     For each shipment of coal under this Agreement, Producer shall promptly mail to Buyer a shipping notice on Producer's regular commercial form, showing barge numbers, loading dock, weight of coal in each barge, and the shipping date, and Buyer shall pay to Producer, typically within twenty (20) working days after receipt of the coal at the Station, seventy percent (70%) of the Base Price. Buyer shall thereafter pay the remaining amounts due, if any, after analyzing the coal according to the procedures prescribed in this Agreement, typically within twenty (20) working days after receipt of invoice. As to any coal that is subsequently rejected by Buyer under provisions of Section 6.2(b) of this Agreement, title and risk of loss to such coal shall, immediately upon rejection, revert to Producer; Buyer shall not be obligated to pay for such coal and Producer shall reimburse Buyer for any amount paid for such coal, in addition to the costs of all transportation for such coal both to and from the Station.

                           ARTICLE VIII

Section 8.1 - Base Price

     The Base Price for coal having a heating value of 12,200 BTU per pound, "as received" shall be $27.33 per ton as of January 1, 1994, F.O.B. barge milepost 7.3 on the Big Sandy River. The term Base Price shall mean, after the first adjustment pursuant to the terms of this Agreement, the Base Price as adjusted from time to time.

                            ARTICLE IX

                    Adjustments to Base Price

Section 9.1 - Adjustment for Calorific Value

     It is recognized that the weighted-average calorific value of coal unloaded during any calendar month might vary from 12,200 BTUs per pound. If the variation of said weighted-average calorific value does not exceed plus or minus 1 00 BTUs per pound "as received", there will be no calorific adjustment to the Base Price. However, should the calorific value vary more than plus or minus 1 00 BTUs per pound from 12,200, the price for coal unloaded during that month shall be determined as follows:

(i) in the event the BTUs per pound are less than 12,1 00, the price per ton for that month shall be the product of the following formula:

               [((BP + TC) x (   AVC   )) - TC]
     MP = .95 x[(            (12,200 BTU))    ] + FRF + FBLT

(ii) in the event the BTUs per pound are more than 12,300, the price per ton for that month shall be the product of the following formula:

          [   AVC    x (BP+TC)]
     M=   [12,200 BTU         ] - TC + FRF + FBLT
MP: Per ton price of coal for the month after recalculation under this Section 9.1.
BP:  Base Price less FRF and FBLT
FRF: Federal Reclamation Fee.  Current FRF is $0.340 per ton
     ($0.350 per ton less 3% deduction for excess moisture). The 3% deduction for excess moisture shall remain fixed for so long as Revenue Ruling 86-96 remains effective.
FBLT: Federal Black Lung Tax. Current FBLT is $0.534 per ton ($0.550 per ton less 3% deduction for excess moisture). The 3% deduction for excess moisture shall remain fixed for so long as Revenue Ruling 86-96 remains effective.

     The Federal Reclamation Fee and Federal Black Lung Tax are included in the Base Price and are subject to change as provided in
Section 9.4(b) of this Agreement.

TC: The per ton cost of ali transportation for such coal from F.O.B. shipping point to the Station, including all taxes and charges in connection therewith.
AVC: The weighted-average calorific value per pound for the month.
     The remedies set forth in this Section 9.1 are in addition to any other remedies of law, equity, or as set forth in this Agreement.

Section 9.2 - Adjustment for Sulfur Content

     It is recognized that the sulfur content of coal sold under this Agreement is critical to Buyer, but that, from time to time the weighted average sulfur content of coal unloaded during any calendar month might exceed the Section 6.3(a) specification of
1.60 pounds of sulfur dioxide per million BTUs and, after January 1, 2000, the Section 6.2(a) specification of 1.20 pounds of sulfur dioxide per million BTUS.

     If the weighted average of the coal unloaded during any calendar month contains sulfur which exceeds the Section 6.2(a) specification of 1.60 pounds of sulfur dioxide per million BTUs and, after January 1, 2000, the Section 6.2(a) specification of
1.20 pounds of sulfur dioxide per million BTUS, the price per ton for all coal unloaded during the month shall be reduced by 2.0 cents per ton for each .01 pounds of sulfur dioxide per million BTUs in excess of the applicable Section 6.2(a) specification of
1.60 pounds or 1.20 pounds of sulfur dioxide per million BTUS. In the event that coal unloaded from any barge exceeds the sulfur limitation set forth in Section 6.2(b) of this Agreement, the Base Price per ton of the coal unloaded from such barge shall be reduced by 10%. Any coal which has incurred a 10% reduction in price in accordance with the immediately preceding sentence shall not be included in any computation of the weighted average specifications of the other coal unloaded during the month in which such coal was unloaded. The remedies set forth in this Section 9.2 are in addition to any other remedies of law, equity, or as set forth in this Agreement.

Section 9.3 - Adjustment for Ash Content

     It is recognized that the ash content of coal sold under this Agreement is critical to Buyer, but that, from time to time the weighted average ash content of coal unloaded during any calendar month might exceed 13.00% "Dry".

     If the weighted average of the coal unloaded during any month contains ash which exceeds 13.00% "Dry", the price per ton for all coal unloaded during the month shall be reduced by 0.28% for each 1/10th percent (.1%) of ash in excess of 13.00% "Dry'. In the event that coal unloaded from any barge exceeds the ash limitation set forth in Section 6.2(b) of this Agreement, the Base Price per ton of the coal unloaded from such barge shall be reduced by 10%. Any coal which has incurred a 10% reduction in price in accordance with the immediately preceding sentence shall not be included in any computation of the weighted average specifications of the other coal unloaded during the month in which such coal was unloaded.
The remedies set forth in this Section 9.3 are in addition to any other remedies of law, equity, or as set forth in this Agreement.

Section 9.4 - Adjustment to Base Price

     (a) Except as otherwise provided in this Agreement, the Base Price for coal shipped on or after the beginning date for each period stated below shall be as follows,

          (none)

     Period                                  Base Price Per Ton

     January 1, 1994                              $27.33
     January 1, 1995                               27.33
     January 1, 1996                               27.33
     January 1, 1997                               27.33
     January 1, 1998                               27.33
     January 1, 1999                               27.33
     Option Years*
     January 1, 2000                               29.30
     January 1, 2001                               29.88
     January 1, 2002                               30.48
     January 1, 2003                               31.09
     January 1, 2004                               31.71
     January 1, 2005                               32.34

     *These Base Prices for the option years are applicable if the options are so exercised by Buyer. Failure to exercise any of the three options will conclude this Agreement at the end of the then current term.

     (b) All of the above Base Prices set forth in Section 9.4 (a) of this Agreement include the Federal Black Lung Tax, Federal Reclamation Fee, West- Virginia Special Reclamation Tax, West Virginia Mines and Minerals Operations Fund Tax, Kentucky Severance Tax and all other applicable taxes and fees. These taxes and fees shall be adjusted effective on the first day of the next month following the effective date of any change occurring after January 1, 1994 in the assessment to Producer. All adjustments shall be deemed to be based on those assessments applicable to surface mining.

     (c) Producer hereby certifies that as of November 15, 1993 it is in compliance with the rules, regulations, practices, and standards issued by any governmental agency with respect to legislation, regulations, rules, or mandates which were in effect either by interim or final rules, or passed, adopted, or promulgated but to go into later effect.

     In the event of a change in costs incurred by Producer in the production, possessing, preparation, and shipping of coal from Producer's Operations occurring after November 15, 1993 not provided for in the other provisions of this Agreement, caused by the enactment, modification, or revision of any federal, state, or local legislation, regulations, rules, or mandates (Regulatory Imposition) issued pursuant thereto, (including but not limited to the Federal Mine Safety & Health Act of 1969 and the Surface Mining Control and Reclamation Act of 1977), which were not reasonably foreseeable prior to November 15, 1993, a reimbursement for such change in costs may be requested by either party and such change in costs may be audited by Buyer and if equitable, such amount shall be added to or subtracted from, as the case may be, the Base Price.

     Buyer shall have the right, but not the obligation, to cancel this Agreement at any time should any increase under Section 9.4(b) or Section 9.4(c) cause the Base Price to be increased by more than ten percent (1 0%) of its then current amount or should the total of all increases under Sections 9.4(b) and 9.4(c) at any time during the term of this Agreement cause the Base Price to be increased by more than twenty-five percent (25%) ($6.83) of its initial amount ($27.33) as of January 1, 1994. Should Buyer cancel this Agreement as provided in the immediately preceding sentence, Producer may nullify such cancellation by immediate notice to Buyer that Producer permanently waives its right to right to the amount of any such adjustment which is in excess of any such limits as applicable.

     In the event of any governmental action applicable under this
Section 9.4(c), the requesting party shall notify the other party and the requesting party shall submit detailed documentation to allow determination of such adjustment. If Producer and Buyer are unable to agree within one hundred eighty (I 80) days of receipt of the requesting party's request and documentation as to the amount the Base Price should be adjusted or as to whether the request is appropriate, then the matter may be submitted to a third party mutually agreeable to the parties for final determination.

     If upon agreement or final determination, an adjustment in the Base Price is found to be appropriate, any amount due either party shall be paid by issuance of a credit/debit memorandum to be applied against the invoice(s) covering the next succeeding deliveries of coal under this Agreement and such amount shall include interest computed on the basis of the prime rate in effect at Citibank, N.A., such interest to commence one hundred eighty (1
80) days after receipt of the request and documentation. Any increases or decreases in the Base Price resulting from a Regulatory Imposition shall be effective for all coal shipped on or after the effective date of the Regulatory Imposition or the date Producer incurs or ceases to incur costs in compliance with the Regulatory Imposition, whichever occurs later; provided, however, Producer shall not be entitled to any Base Price increase for tonnage delivered prior to the date upon which Producer's written request for such adjustment was received by Buyer, nor for interest for a period of one hundred eighty (180) days subsequent to such date of Buyer's receipt.

Section 9.5 - Purchased Coal Price Adjustment

     Buyer recognizes that Producer may wish to purchase some coal, or ship coal from other than Producer's Operations (hereinafter referred to as Purchased Coal Tonnage) for fulfillment of this Agreement. Therefore, beginning with the six month period ending June 30, 1994, the Base Price shall be reduced for any six month period ending June 30 or December 31 in which any of the formulas set forth below are applicable. These formulas shall take into consideration all coal shipped by Producer under this Agreement through any of the Approved Docks listed in Appendix 11 that have shipped coal to Buyer during such six month period (hereinafter referred to as "Active Docks" ).

     a. For any six month period in which the Purchased Coal Tonnage, whether or not shipped to Buyer, shipped through Active Docks, whether or not shipped to Buyer, is less than fifteen percent (15%) of the sum of the tons of coal from Producers Operations sold and shipped through Active Docks, whether or not shipped to Buyer, plus the Purchased Coal Tonnage, there will be no Purchased Coal Price Reduction.

     b. For any six month period in which the Purchased Coal Tonnage, whether or not shipped to Buyer, shipped through Active Docks, whether or not shipped to Buyer, is fifteen percent (1 5%) or greater but less than twenty-seven percent (27%) of the sum of the tons of coal from Producer's Operations sold and shipped through Active Docks, whether or not shipped to Buyer, plus the Purchased Coal Tonnage, the Purchased Coal Price Reduction computed in accordance with the formula set forth below, shall be applied to Buyer's pro-rata share of Purchased Coal Tonnage exceeding fifteen percent (15%) of the sum of the tons of coal from Producer's Operations sold and shipped through Active Docks plus the Purchased Coal Tonnage.
          PCPR = 1/2 x (BP - PC)
          Where:
          PCPR:     Purchased Coal Price Reduction per ton
          BP:       Base Price of the prior six months
          PC:       Purchased Coal Tonnage cost to Producer
                    (weighted-average for such six month period).
                    Such Purchased Coal Tonnage cost to Producer shall not exceed an amount which a seller would receive in a competitive, straightforward transaction.

        There shall be no adjustment for any six month period in which PC is greater than BP.

     c. For any six month period in which the Purchased Coal Tonnage, whether or not shipped to Buyer, shipped through Active Docks, whether or not shipped to Buyer, is twenty-seven percent (27%) or greater of the sum of the tons of coal from Producer's Operations sold and shipped through Active Docks, whether or not shipped to Buyer, plus the Purchased Coal Tonnage, there shall be no reduction under
          Section 9.5(b) above, but the price of all coal shipped to Buyer during such six month period (whether or not any of such coal was Purchased Coal Tonnage), shall be reduced in accordance with the following formula:
               [BP x (TPO/T) x (TPO)] + [PC x (TPC)*]
          AP=  [     ( .73 )   ( T )]   [     ( T ) ]
          Where:
          AP:  Adjusted Price Per Ton for the six month period.
          BP:  Base Price of the prior six months.
          TPO: Tons of coal from Producer's Operations sold and
               shipped through Active Docks during the six month period, whether or not shipped to Buyer.
          PC:  PC as defined in Section 9.5(b) above.  PC shall
               not be greater than BP.
          TPC: Purchased Coal Tonnage for the six month period,
               whether or not shipped to Buyer.
          T:   TPO + TPC
               *TPC shall never be greater than .70
                 T
          Appendix Ill provides examples of the calculation of the Purchased Coal Price Reduction.

Section 9.6 - Examination of Records

     Buyer shall have the right at any time upon reasonable notice to Producer to examine Producer's engineering reports and records, books of account, and all other records relating to matters affecting this Agreement.

                            ARTICLE X

Section 10.1 - Sampling and Analysis

     Buyer, at its expense, shall sample and analyze coal following applicable American Society of Testing and Materials (ASTM) standards. In the absence of ASTM standards, a different sampling and analytical procedure mutually acceptable to Producer and Buyer shall be used. Buyer may top sample coal in barges prior to unloading, or may sample coal at the loading facility while coal is being loaded into barges and such sampling and analysis shall be used to determine whether the coal is acceptable under Section 6.2(b) of this Agreement.

     Producer shall have the right to have its company representatives present at any reasonable times to observe Buyer's sampling and analytical procedures. Buyer shall make available sample splits for Producer upon request. Producer, at its expense, may make arrangements to pick up samples. Buyer shall retain, for a period of sixty (60) days from the unloading date, sample splits taken in accordance with the provisions of this Agreement for use by Buyer and the independent laboratory specified below.

     Buyer's sampling and analysis shall be used to establish the quality of coal provided by Producer. Buyer shall, typically within 15 working days after the end of each month, determine the weighted average quality for the coal unloaded monthly and provide a summary of this report to Producer.

     In the event of a disagreement over coal analysis, Buyer and Producer shall select a mutually agreed upon independent laboratory. Buyer shall provide sample splits to the independent laboratory for analysis. Such analysis shall be accepted as the quality of coal received. The cost of the independent analysis shall be equally shared between Buyer and Producer.

                            ARTICLE XI

Section 11.1 - Representations and Warranties

     Producer represents and warrants that:

     (a) Producer presently owns or otherwise controls the coal reserves identified in Appendix I in an amount sufficient to fulfill the terms of this Agreement and the coal contained in such reserves is mineable and of the quality called for by this Agreement.

     (b) There are no existing contractual commitments with respect to Producer's coal reserves that would prevent delivery of the quantities of coal specified in this Agreement and Producer will not enter into contractual commitments during the term of this Agreement that will prevent such delivery.

     (c) Producer owns and has in operation mining facilities and equipment sufficient to produce efficiently and economically, the quantities of coal to be delivered under this Agreement.

     (d) Producer will at all times conduct its mining operations in a prudent manner consistent with good and acceptable practice in the coal mining industry, and Buyer shall have the right, upon reasonable notice, at its own expense and risk, to have its representatives and/or qualified consultants observe and inspect Producer's facilities and operations without interfering with said operations.

     (e) Not less than 15,000,000 tons of coal conforming to the specifications in this Agreement are recoverable from the reserves identified in Appendix 1.

                           ARTICLE XII

General Provisions Section 12.1 - Force Majeure - Notice

     If, by reason of Force Majeure, either of the parties to this Agreement is unable to carry out any of their obligations under this Agreement, and if a party so disabled promptly gives to the other party to this Agreement written notice of such Force Majeure, then the obligations of the party giving such notice shall be suspended to the extent made necessary by reason of such Force Majeure during its continuance, provided the effect of such Force Majeure is eliminated insofar as possible with all reasonable dispatch.

Section 12.2 - Force Majeure - Definition and Deficiencies

     The term Force Majeure as used in this Agreement shall mean any cause beyond the control of the party disabled thereby such as, by way of illustration and not by limitation, acts of God, acts of a public enemy, insurrection, riots, strikes, labor disputes, labor or material shortages, breakdowns of, scheduled maintenance of, or damage to, plants, equipment or facilities, the interruption or reduction, for any reason, of electric generation by the Station, interruptions to transportation, contingencies of electric generation, embargoes, governmental legislation, rules, regulations or orders, orders or acts of civil or military authorities, orders of courts, or other causes not resulting from any negligence or fault on the part of the party disabled thereby, which wholly or partly prevent the mining, selling, or delivering of coal by Producer or the acceptance, unloading, or utilization of the coal by Buyer at the Station.

     In the event Producer's ability to ship the amount of coal under this Agreement is reduced by Force Majeure, Producer shall ship to Buyer an equitable portion of all comparable quality coal shipped by Producer. Such equitable portion shall be Buyer's prorated amount in relation to other parties with contractual entitlements, established prior to the occurrence of the Force Majeure, to shipments of comparable quality coal for shipment during such Force Majeure period. Producer shall not enter into any contractual arrangements that would adversely affect Buyer's right to such equitable portion.

     Notwithstanding anything to the contrary set forth in this Agreement, including, without limitation, Sections 2.1 and 3.1 of this Agreement, any deficiencies in deliveries caused by reason of Force Majeure shall not be made up except by mutual agreement.
Section 12.3 - Force Majeure Option

     If governmental legislation or regulations, orders of regulatory authorities, including, without limitation, any state regulatory commission, orders of judicial authorities, or orders or acts of civil or military authorities, results in a Force Majeure which prevents the burning of the coal to be supplied under this Agreement at the Station, Producer shall have the option to substitute coal which meets the standards necessary to relieve said Force Majeure in such quantities as required by Buyer, provided however, that such quantities shall not exceed the quantity of coal to be sold and purchased under Section 2.1 of this Agreement. The price per ton of such substitute coal shall be the Base Price under this Agreement during the Force Majeure period.

     After the coal specifications of the substitute coal have been agreed to by Buyer and Producer, the said substitute coal specifications and price, as determined above, shall, during and only during the existence of said Force Majeure, become the specifications of this Agreement.

Section 12.4 - Waivers and Remedies

     The failure of either party to this Agreement to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights under this Agreement shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect.

Section 12.5 - Governing Law

     The validity, construction and performance of this Agreement shall be determined in accordance with the laws of the State of Ohio.

Section 12.6 - Notices

     All notices required to be given under this Agreement shall be made in writing, transmitted by FAX, and the original to be sent by United States mail, postage prepaid, addressed, if to Buyer at P.O. Box 960, Cincinnati, Ohio 45201-0960, Attention: Manager, Fuel Procurement Department, FAX number (513) 287-4107, if to Producer at Addington Mining, Inc., 1500 North Big Run Road, Ashland, Kentucky 41102, Attention: President, FAX number (606) 928-9527, or at such other address or FAX number as either party from time to time may designate in writing to the other.

Section 12.7 - Equal Opportunity Clause

     During the performance of this Agreement, and to the extent that Executive Order 11246 may be applicable to this Agreement, Producer agrees as follows:

(a) It will not discriminate against any employee or applicant for employment because of race, color, religion, sex, or national origin. It will take affirmative action to ensure that applicants are employed, and that employees are treated during the employment, without regard to their race, color, religion, sex, or national origin. Such action shall include, but not limited to the following: employment, upgrading, demotion, or transfer, recruitment or recruitment advertising, layoff or termination, rates of pay or other forms of compensation, and selection for training, including apprenticeship. It agrees to post in conspicuous places, available to employees and applicants for employment, notices setting forth the provisions of this nondiscrimination clause.

(b) It will, in all solicitations or advertisements for employees placed by or on its behalf, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex or national origin.

(c) It will send to each labor union or representative of workers with which they have a collective bargaining agreement or other contract or understanding a notice advising the labor union or workers' representatives of its respective commitment under Section 202 of Executive Order 11246 of September 24, 1965, as amended and shall post copies of the notice in conspicuous places available to employees and applicants for employment.

(d) It will comply with all provisions of Executive Order 11246 of September 24, 1965, as amended, and the rules, regulations, and relevant orders of the Secretary of Labor.

(e) It will furnish all information and reports required by Executive Order 11246 of September 24, 1965, as amended, and by the rules, regulations, and orders of the Secretary of Labor, or pursuant thereto, and will permit access to its books, records, and accounts by the Secretary of Labor for purposes of investigation to ascertain compliance with such rules, regulations, and orders.

(f) In the event of its noncompliance with the non-discrimination clauses of this Agreement or with any of such rules, regulations, or orders, this Agreement may be cancelled, terminated or suspended in whole or in part and it may be declared ineligible for Government contracts in accordance with procedures authorized in Executive Order 11246 of September 24, 1965, as amended, and such other sanctions may be imposed and remedies invoked as provided in said Executive Order or by rules, regulations or orders of the Secretary of labor, or as otherwise provided by law.

(g) It will include the provisions of paragraph (a) through (g) in every subcontract or purchase order unless exempted by rules, regulations, orders of the Secretary of Labor issued pursuant to Section 204 of said Executive Order 11246, so that such provisions will be binding upon such subcontractor or vendor. It will take such action with respect to any subcontractor or purchase order as the Secretary of Labor may direct as a means of enforcing such provisions including sanctions for noncompliance. Provided, however, that in the event it becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the Secretary of labor, it may request the United States to enter into such litigation to protect the interests of the United States.

Section 12.8 - Disabled Veterans and Handicapped Workers

     Contractor in the performance of this Agreement shall, where applicable, be bound by and comply with the Federal Affirmative Action requirements of Contractors and Subcontractors for Disabled Veterans and Veterans of the Vietnam Era (38 U.S.C. 2012) and for Handicapped Workers (29 U.S.C. 701) and any regulations promulgated thereunder as such acts and regulations may be amended. The applicable Affirmative Action clauses are incorporated by reference in this Agreement.

Section 12.9 - Assignments

     This Agreement shall be binding upon the parties and their successors. This Agreement and/or the rights and/or the obligations under this Agreement shall not be assignable by Producer, except to its affiliates.

Section 12.10 - Confidentiality

     The parties shall keep confidential the terms and conditions of this Agreement, the transactions provided for in this Agreement and any documents or other information delivered in connection with this Agreement, unless readily ascertainable from public information or sources, requested by any regulatory commission or otherwise required by law to be disclosed. In the event of such disclosure to a regulatory commission or other legal authority, the disclosing party shall promptly notify the other party.

Section 12.11 - Entire Agreement

     This Agreement and the Appendices hereto express the entire agreement between the parties, there being no other understandings between them other than those set forth in this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the 15th day of November, 1993.

ATTEST:                  THE CINCINNATI GAS & ELECTRIC  COMPANY

Laura M. Moreland
                         By:  /s/ Stephen G. Salay
                              Stephen G. Salay, Vice President
                              Electric Production & Fuel Supply

ATTEST:                  ADDINGTON MINING, INC.


M.R. Merrill
                        By:  /s/ Douglas B. Moore
                              Douglas B. Moore, President

396\ADDINGTO\asc\exhibit1.0n